Exhibit 10.12

Registered No. 2004-543

NOTARIAL CERTIFICATE

69-8, 2-Ka, Taepyung-Ro, Chung-ku, Seoul, Korea

KYE-RIM NOTARY PUBLIC OFFICE

[SEAL]

Lease Contract

Leadis Technology Korea, Inc.

(Room 802, 8th floor)

February, 2004

Korea Institute of Design Promotion

(KIDP)

Lease Contract

Lessor: Korea Institute of Design Promotion (hereinafter named as “Lessor”)

Lessee: Leadis Technology Korea, Inc. (hereinafter named as “Lessee”)

As the supplementary provision for the attached General Conditions of the Contract, Special Conditions of the Contract and Lease Contract, the above Lessor and Lessee conclude Lease Contract. In order to prove the conclusion of this contract, the contract sheet is executed in 2 copies, each of which shall be signed, sealed and kept by each party.

February 24, 2004

Lessor: KIDP	Lesee: Leadis Technology Korea, Inc.
Address: 344-1, Yatap 1-dong	Address: Korea Design Center, Room
Bundang-gu, Seongnam	205, 344-1, Yatap 1-dong, Bundang-gu,
Kyunggi-do	Seongnam, Kyunggi-do

Representative: Kim, Chul Ho	Representative: Ahn, Sung Tae

General Conditions of the Contract

Article 1 (Objective) The objective is to ensure that Lessor, Korea Institute of Design Promotion (hereinafter named as ‘A’) and Lessee, Leadis Technology Korea, Inc. (hereinafter named as ‘B’) conclude Lease Contract and sincerely fulfill the stipulated regulation and obligation in accordance with the mutual trust.

Article 2 (Details of the Contract) (1) The Object Matter of the Lease: Room 802, 8th floor, Korea Design Center, 344-1, Yatap 1–dong, Bundang–gu, Seongnam, Kyunggi–do (size–105.10 pyung(347.44 sqm))

(2)	Use: Office

(3)	Lease Term: March 25, 2004 ~ March 24, 2006

(4)	Guaranty Money the lease: Won eighty four million and eighty thousand ((Won)84,080,000)

(5)	Monthly Rent: Won four million and two hundred and four thousand ((Won)4,204,000) without VAT

(6)	Monthly Management Expenses: Won one million and eight hundred and ninety one thousand and eight hundred ((Won)1,891,800) without VAT

(7)	Due Date of Management Expenses: fifteenth day of the month

Article 3 (Restriction on Use) “B” shall not use the object matter of the lease for any uses other than those stipulated in Clause 2 of Article 2.

Article 4 (Effect, Termination and Intermediary Cancellation of the Contract)

(1)	This lease contract is effectuated on the date of conclusion.
(2)	This contract is terminated upon the expiry of lease term or cancellation or rescission of the contract in accordance with each provision of the contract.
(3)	If ‘B’ wishes to cancel the contract during the lease term, ‘B’ shall notify ‘A’ in writing 60 days in advance without fail. In this case, this contract is terminated on the 60th day from the day when ‘A’ receives the written notification.

Article 5 (Penalty for Intermediary Cancellation)

If ‘B’ wishes to cancel the contract 60 days in advance in accordance with Clause 3 of Article 4, ‘B’ shall pay ‘A’ amount calculated at the annual interest rate of 15% against the guaranty money for the term ranging from the next day of contract cancellation to the 60th day, rent and management expenses. However, the term for imposing penalty shall be until either the 60th day from the day when ‘A’ receives written notification of contract cancellation or expiry date of lease contract, whichever comes earlier.

Article 6 (Renewal of Contract)

In case that either “A” or “B” wishes to renew lease contract after the expiry date, such intention shall be notified to the other party in writing 30 days earlier than the expiry date at latest. Unless such written notification is made or agreement on renewal is made by the expiry date, this contract is automatically terminated upon the expiry of lease term

Article 7 (Payment and Restitution of Guaranty Money)

(1)	The guaranty money shall be the amount stipulated in Clause 4 of Article 2, which shall be paid to “A” by “B” before or on the conclusion date of lease contract.

(2)	In case that “B” does not occupy and use the object matter of the lease notwithstanding elapse of 30 days after the commencing date of lease term nor pay “A” the whole amount of guaranty money before the commencing date of lease term, this contract is regarded as automatically cancelled on the commencing date of lease term.

(3)	In case that this contract is cancelled in accordance with the Clause 2, the contract deposit paid by “B” shall be unconditionally in the possession of “A” as penalty and “B” is not entitled to claim restitution.

(4)	Guaranty money is deposited to “A” with no interest.

(5)	“B” is not entitled to make use of guaranty money to pay rent or management expenses.

(6)	In case that this contract is terminated in accordance with Clause 2 of Article 4 and “B” completely fulfills the obligation stipulated in each provision of this contract, “A” shall return the deposited guaranty money. However, if any charges in the account of “B” such as unpaid rent, management expenses, etc remain unsettled, “A” is entitled to deduct them from guaranty money so as to make balance, which will be actually returned.

(7)	Within 14 days after “B” completes restoring state of object matter of the lease, “A” shall return guaranty money. For delayed return of guaranty money, delay charge at the annual interest rate of 15% shall be imposed to “A”.

Article 8 (Payment of Rent and Management Expenses)

(1)	The term for assessing monthly rent and management expenses shall be from the first to the last day of each month. “B” shall pay “A” the amount stipulated in Clause 5 and 6 of Article 2 by the due date stipulated in Clause 7.

(2)	In case that the commencement or termination of lease term falls on the middle of month, the rent and management expenses shall be calculated in accordance with the number of days.

(3)	The management expenses stipulated in Clause 6 of Article 2 include expense for air-conditioning, heating, cleaning, electricity, water supply and so forth.

(4)	In case that “B” consumes utility beyond the allowed quantity or time, extra charge may be collected. Particularly, the rental fee for special facilities installed to the need of “B” shall be collected separately irrespective of management expenses.

Article 9 (Arrears)

Failing to pay guaranty money, rent or management expenses, etc. on due date, “B” shall pay “A” arrears at the annual interest rate of 15%.

Article 10 (Adjustment of guaranty money, rent and management expenses)

(1)	Even during the lease term, “A” is entitled to adjust guaranty money, rent and management expenses through negotiation with “B” by written notification of 30 days in advance in the following cases.

A.	increment of tax and public charges

B.	price increase or extreme economic fluctuation

C.	increment of expense for air-conditioning and heating, labor and other maintenance/management expenses of the building

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Article 11 (Prohibiting the transference of right of lease and sublease)

(1)	“B” shall not transfer or provide as mortgage the right of lease nor sublet the object matter of lease to the 3rd party.

(2)	Without the written consent of “A”, “B” shall not let other persons use the object matter of lease nor put up a notice of name of persons in the room nor use it as liaison office.

Article 12 (Rental Fee of Parking Lot and Communication Facilities)

(1)	For every 50 pyung leased, “B” is entitled to park one vehicle at the parking lot of the building free of charge. For additional parking, extra management expenses specified by “A” shall be imposed.

(2)	Communication facilities such as telephone, fax, etc can be connected at the charge of “B” provided “A” consents in writing and the concerned authorities duly permit.

(3)	Once the communication facilities are connected as above, “B” shall notify “A” the fact. Management and maintenance of the facilities shall be in the account of “B”, who shall be totally responsible for the whole relevant matters.

Article 13 (Obligation of the Lessee to observe regulations)

All staffs and employees of “B” shall observe the whole regulations on the object matter of the lease and use/management of all facilities established by “A”.

Article 14 (Installation of Signboard, Plate or Advertising Materials)

Without the consent of “A”, “B” shall not install signboard, plate or advertising materials at interior or exterior of the building in any case. In the case of breach, “A” is entitled to remove them unilaterally and all resulting charge will be borne by “B”.

Article 15 (Disapproval of charge or premium)

In any cases such as the expense of “B” for the object matter of the lease, etc, “B” cannot claim “A” the reimbursement for disbursement.

Article 16 (Protection of the Property)

(1)	“A” does not assume any civil or criminal responsibility for all damages caused by fire, theft, natural disaster or other accidents of force majeure.

(2)	For accidents occurred in the object matter of the lease such as fire, theft, etc, “B” shall bear internal and external responsibility irrespective of the existence of his intention for such accidents. However, in case it is definitely proved that they are attributable to “A”, “B” will be exempted.

Article 17 (The Right of “A” to Cancel the Contract)

(1)	In case that “B” commits any of the following behaviors, “A” is entitled to cancel this contract without prior notification, retrieve the object matter and take necessary legal actions.

A.	Nonpayment of rent or other charges for more than 2 months

B.	In case that the right to claim the restitution of guaranty money is subject to the right of pledge or other mortgage or compulsory execution

C.	In case that “B” is in bankruptcy or insolvency; in case that transference of the property or composition is in effect with his creditor to settle liabilities and application for the liquidation of company owned by “B” is made

D.	Breach of any provisions in this contract

(2)	If this contract is cancelled in accordance with Clause 1, “B” shall not refuse to evacuate the object matter of the lease on the pretext that the guaranty money is kept by “A”.

Article 18 (Prohibitions that the Lessee should not violate)

(1)	“B” shall not commit any of the following behaviors in the premise of the building.

A.	Utilizing the building in the way that makes public discomfort; installation of signboard and advertising materials at the aisle or other common facilities without the prior approval of “A”

B.	Moving in or keeping explosives, hazardous substance or any other matters which are harmful to human body, cause discomfort or destroy property.

C.	Using oil, gas or electric heater besides those provided by “A”

D.	Moving in or using air-conditioner/heater, vending machine or cooking tools without the written consent of “A”

E.	Moving food into the building or smoking at unauthorized place

F.	Breeding animals in the building

G.	Destroying or damaging fixtures, instruments or facilities installed by “A” or modifying fixtures without the consent of “A”

H.	Any illegal manufacture or sales activity or any entertainment offending public morals or causing discomfort to public

I.	Other supplementary regulations or any other prohibitions that “A” establishes and notifies in writing in accordance with necessity

Article 19 (Modifying or constructing structures in the object matter)

(1)	For any of the following matters, “B” shall get the prior consent of “A” and bear the charge thereof. To ensure unity in managing the building and enhance the function to prevent disasters, “A” may put restriction on the construction or take necessary measures.

A.	Operating facilities in the object matter or installing or modifying partition, windows or doors, etc

B.	Installing or moving power supply or lamp; installing, extending, moving or modifying equipments such as communication facilities, water supply, gas, etc.

C.	Indicating trade name, trademark or other marks on the external surface of the object matter (gate, external wall, glass, shutter, etc.)

D.	Installing signboard or advertising materials

E.	Fixing safes; moving in or fixing any heavy goods

F.	Other behavior separately designated by “A”

(2)	With regard to all equipments installed in accordance with the above clauses, “B” shall not ask “A” to reimburse the incurred expense nor to purchase them. In addition, “B” shall restore state to the original in compliance with the request of “A”.

Article 20 (Evacuation and restoration to the original state)

(1)	In case that this contract is terminated, “B” shall move out his belongings and property before the terminating date, return keys and property of “A” to “A” and vacate all object matter of the lease.

(2)	“B” shall move out the equipment, partition and other structural facilities installed by him at his cost to ensure restoration to the original state as that of the time when this contract was concluded.

(3)	Upon the request of “B”, “A” may execute the same job as proxy at the cost of “B”.

(4)	If “B” evacuates without moving out his belongings or property or restoring the object matter to its original state, “B” shall pay “A” penalty which is in double of the normal rent for the period from the expiry date of this contract to the date when evacuation or restoration is actually completed. Normal rent is the sum of amount calculated by applying annual interest rate of 16% to guaranty money, rent and management expenses.

Article 21 (Compulsory Evacuation)

(1)	In case that “B” does not evacuate object matter of the lease after the termination or cancellation of this contract, “A” is entitled to voluntarily remove the belongings of “B” to place voluntarily designated by “A”. In this case, “B” shall bear all responsibility and cost occurred.

(2)	With regard to the above removal, “B” shall not protest “A” on the pretext of invalidity of cancellation or any other reasons.

Article 22 (Repair)

(1)	“A” shall bear the repair expense for the naturally worn or discolored wall, ceiling, floor, etc, of the object matter of the lease. “B” shall bear the other repair expense.

(2)	In case that any part in need of repair is found by “B” as described in above clause, “B” shall immediately notify it to “A”. Even though repair to be done by “B”, “B” shall discuss with “A” in advance.

(3)	“B” is not entitled to ask the reimbursement of all expense paid by him in accordance with clause 1.

Article 23 (Accessibility)

(1)	For maintenance of the building or actual viewing for other persons who wish lease, “A” or his employees always have accessibility to the office of “B” with the 3rd party, being approved by “B”.

(2)	In the case of emergency in which “A” does not have time enough to get the approval of “B” in advance or imminence in which measure should be taken urgently for maintenance of the building, “A” may disassemble or destroy the lock without the approval of “B” to enter the office for urgent measure.

Article 24 (Indemnification for Loss)

(1)	If “B”, his employees, customers or concerned party damage or destroy object matter for the lease or facilities in the building or cease damage in physical body or property to “A” or the 3rd party (e.g., other lessee) intentionally or inadvertently, “B” shall notify “A” the fact without delay and immediately indemnify for all loss to “A” or the 3rd party, assuming all internal and external responsibility.

(2)	All damage not notified to “A” shall be regarded as the result of behavior of “B” and “A” is entitled to take necessary measure such as claiming indemnification for the loss, etc.

(3)	For the above clause, the assessment of indemnifying amount shall be based on the market price at the time of indemnification.

Article 25 (Tax and Public Charge to be paid by “B”)

The tax and public charge imposed on the equipment installed by “B” shall be borne by “B” regardless of the name of the receiver.

Article 26 (Force Majeure)

(1)	“A” is not responsible for all damages occurred to “B” or the 3rd party, provided that they are due to storm and flood, earthquake, war, riot, other force majeure legally accepted or any other causes which are not attributable to “A”.

(2)	The above cause does not affect the right of “A” that is already in force by this contract.

Article 27 (Ordinary Seal in Use)

(1)	If “B” personally concludes the Lease Contract, he shall affix the registered seal, attaching the certificate of registered seal.

(2)	If “B” concludes the Lease Contract through the 3rd party, he shall affix the registered seal, attaching the certificate of registered seal of “B” himself and power of attorney for Lease Contract on which the registered seal is affixed.

(3)	The seal affixed to this contract should be used to the documents to modify all rights or fulfill obligation (contract, modification, cancellation, etc.) of this contract.

(4)	In the case of above clauses (1), (2), (3), if copy of ordinary seal in use accompanied by certificate of registered seal is submitted ordinary seal may be used as well.

Article 28 (Regulation for Administration)

“A” is entitled to establish the provisions stipulated in the contract and details required for maintenance of the building as the regulation for administration, which “B” shall observe without fail. In the case of amendment of the regulation for administration, “A” shall notify “B” the amended or added contents in writing 30 days earlier before the enforcement.

Article 29 (Confidentiality)

Both “A” and “B” shall not disclose the details of this contract to the 3rd party.

Article 30 (Protection of the Right)

With regard to the guaranty money stipulated in this contract, “B” is entitled to register the establishment of leasehold right. In this case, “B” shall bear the whole charge for registry.

Article 31 (Special Contract)

In order to facilitate the fulfillment of this contract, “A” and “B” may prepare separate special contract through mutual negotiation.

Article 32 (Court of Jurisdiction and Applicable Law)

(1)	The court of jurisdiction for lawsuit of this Lease Contract shall be the one in the district of “A”.

(2)	Any matters not stipulated in this contract shall be settled by the negotiation between “A” and “B” in accordance with relevant law and general customs of lease. In case that “A” and “B” do not agree, the interpretation of “A” will prevail. As evidence for this Lease Contract, Contract shall be executed in 2 copies, each of which shall be signed, sealed and kept by “A” and “B” respectively.

February 24, 2004

Lessor: KIDP	Lessee: Leadis Technology Korea, Inc.
Address: 344-1, Yatap 1-dong 344-Bundang-gu, Seongnam Kyunggi-do	Room 205 Korea Design Center, Room 1 Yatap 1-dong, Bundang- gu, Seongnam, Kyunggi-do

Representative: Kim, Chul Ho	Representative: Ahn, Sung Tae